Exhibit 99.1

Warren Resources Announces Third Quarter 2009 Production and Provides Operations and Guidance Update

NEW YORK, October 13, 2009 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today announced its third quarter 2009 production results and provided an operational and 2009 guidance update.

Operations Update

Warren announced that oil and gas production for the third quarter of 2009 was 2.4 billion cubic feet equivalent (“Bcfe”), which was the same production level as the second quarter of 2009, and a decrease of 5% compared with third quarter 2008 production of 2.5 Bcfe.   During the third quarter of 2009, oil production was 226,000 barrels in comparison to 237,000 barrels in the second quarter of 2009, and 263,000 barrels in the third quarter of 2008. The Company produced 1.0 billion cubic feet (“Bcfe”) of natural gas during the third quarter of 2009, an increase of 9% over the second quarter of 2009, and an increase of 12% over the third quarter of 2008.

Wilmington Oil Field in the Los Angeles Basin in California

Production in the Wilmington Townlot Unit (“WTU”) averaged 2,548 gross barrels of oil per day (“BOPD”) during the third quarter of 2009 compared to 3,100 gross BOPD for the third quarter in 2008. Warren owns an approximate 98.9% working interest and an 81.0% net revenue interest in the WTU.

Oil production from Warren’s North Wilmington Unit (“NWU”) averaged 460 gross BOPD in the third quarter of 2009, compared to an average of 520 gross BOPD for the same period in 2008. Warren owns a 100% working interest and an 84.6% net revenue interest in the NWU.

Warren’s capital expenditure forecast does not contemplate drilling additional wells in the WTU or NWU during 2009. Additionally, before oil prices recently increased, the Company did not aggressively return previously off-line wells to production. However, Warren has been gradually returning certain wells to production during the past few weeks that were previously off-line for maintenance and other reasons.

As earlier reported, the South Coast Air Quality Management District (“AQMD”) is continuing its review of and response to public comments concerning its issuance of a Notice of Intent to Adopt a Negative Declaration under the California Environmental Quality Act for our gas management, handling and disposition project to be implemented in the WTU.  Additionally, on October 11, 2009, the Governor of California signed Bill No. SB 827, with an effective date of January 1, 2010, which generally, among other things, reinstates the authority of the AQMD to issue emission reduction credits to essential services as well as small businesses. This new law should enable the AQMD to issue our pending gas management, handling and disposition permits at the WTU upon adoption of the Negative Declaration. Warren anticipates that this will occur in the first quarter of 2010.

Atlantic Rim Coalbed Methane project in the Washakie Basin, Wyoming

Gross gas production in the Sun Dog Unit averaged approximately 15.1 million cubic feet per day (“MMcfd”) during the third quarter of 2009 compared to 13.9 MMcfd for the third quarter of 2008. Warren owns an approximate 42% working interest in the Sun Dog Unit.

Gross gas production from the Doty Mountain Unit averaged approximately 7.0 MMcfd during the third quarter of 2009 compared to 2.6 MMcfd for the third quarter of 2008. This increased gas production from Doty Mountain is a result of the successful fracture stimulation of several of the existing wells in the unit. Warren’s working interest in the Doty Mountain Unit is approximately 36%.

Gross gas production from the Catalina Unit averaged approximately 26.8 MMcfd during the third quarter of 2009 compared to 25.4 MMcfd during the third quarter of 2008. Currently, the Company has an approximate 7% working interest in the Catalina Unit.

Impact of Low Pricing on Gas Production

Warren’s gas production was impacted by low natural gas pricing which limited capital spending on infrastructure during the quarter. Warren’s gas production for the third quarter was also reduced by production curtailments in the Pecos Slope Field, which is located in southeastern New Mexico, as a result of low natural gas prices. At this time, Warren and its partners in the Atlantic Rim area do not intend to drill additional wells during 2009. In order to preserve capital and reduce operating expenses in 2009, Warren and its partners also elected to temporarily shut-in three of the pilot areas - Blue Sky, Jolly Roger and Brown Cow - that were producing gas at less than commercial rates while the subject wells de-watered.

Updated 2009 Guidance

Warren provides the following updated guidance for production based upon the information available at the time of this release. Please see the Forward-Looking Statements at the end of this release for more discussion of the inherent limitations of this information.

	Fourth Quarter Ending December 31, 2009	Year ending December 31, 2009
Production:
Oil (MBbl)	225 – 235	941 – 951
Gas (MMcf)	900 – 1,100	3,765 – 3,965
Gas Equivalent (MMcfe)	2,250 – 2,510	9,411 – 9,671

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. All forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s public filings with the Securities and Exchange Commission (www.sec.gov).

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.